EXHIBIT 99.1

BioCorRx Announces Reverse Stock Split in Preparation for Proposed Uplisting to NASDAQ Capital Market

ANAHEIM, CA, January 23, 2019 – BioCorRx Inc. (OTCQB: BICX; BICXD) (the “Company”), a developer and provider of advanced solutions in the treatment of substance use disorders, announced today a reverse stock split of its shares of common stock at a ratio of 1-for-100. The reverse split took effect at the open of business Tuesday, January 22, 2019. The common shares of BioCorRx, which previously traded under the ticker symbol “BICX,” began trading on a post-split basis under the symbol “BICXD,” which will continue for a period of 20 business days after which time the “D” will be removed, and the symbol will revert back to “BICX.” The Company’s common stock will also be identified under a new CUSIP number (09073C205).

Each stockholder’s percentage ownership interest in BioCorRx Inc. remains unchanged with the reverse stock split. As a result of the reverse stock split, every 100 shares of issued and outstanding common stock are converted into one share of common stock, with all fractional shares being rounded up to the nearest whole share. No fractional shares will be issued in connection with the reverse stock split. The reverse stock split will reduce the number of shares of issued and outstanding common stock from approximately 259,984,655 million pre-split shares to approximately 2,599,863 post-split shares.

As previously disclosed, the reverse split was implemented by the Company in connection with the Company’s application to list its shares of common stock on the NASDAQ Capital Market. The reverse split is intended to fulfill the stock price requirements for listing on the NASDAQ.

“This reverse stock split is an important step in BioCorRx’s corporate development, as we continue to execute on our operational strategy,” stated Lourdes Felix, COO & CFO of BioCorRx. “Our plans to move to a national exchange reflect our success in advancing our therapeutic pipeline, including our recent NIDA grant award of $5.7 million, the BioCorRx® Recovery Program, and the upcoming launch of our weight loss program. Additionally, we believe this planned listing on NASDAQ will help support the creation of long-term stockholder value by attracting a broader, more diverse stockholder base, as well as providing an enhanced platform for potential M&A activity in the future. At this time, we would also like to express our gratitude to our current shareholders who have exhibited loyalty and patience as BioCorRx has undertaken this process to list onto a national exchange.”

About BioCorRx

BioCorRx Inc. (OTCQB: BICX) is an addiction treatment company offering a unique approach to the treatment of substance abuse addiction. The BioCorRx® Recovery Program, a non-addictive, medication-assisted treatment (MAT) program, consists of two main components. The first component of the program consists of an outpatient implant procedure performed by a licensed physician. The implant delivers the non-addictive medicine, naltrexone, an opioid antagonist that can significantly reduce physical cravings for alcohol and opioids, and can prevent opioid overdose following relapse. The second component of the program developed by BioCorRx Inc. is a Cognitive Behavioral Therapy (CBT) program tailored specifically for the treatment of alcoholism and other substance abuse addictions for those receiving long-term naltrexone treatment. The Company also conducts R&D under its controlled subsidiary, BioCorRx Pharmaceuticals. For more information on BICX and product pipeline, visit www.BioCorRx.com.

Safe Harbor Statement

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “estimate,” “become,” “plan,” “will,” and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

BioCorRx Inc.

investors@BioCorRx.com

714-462-4880

Investor Relations:

Crescendo Communications, LLC

(212) 671-1020 x304

bicx@crescendo-ir.com